                                                                    Exhibit 99.2

                         ARAMARK CHARTER RESTRICTIONS
             Prohibitions on Transfer and Hedging Transactions on
                             ARAMARK Common Stock
                           During Restricted Periods

   These restrictions apply to Class A-1, Class B-1, Class A-2, Class B-2,
                     Class A-3 and Class B-3 Common Stock

                           Except for permitted transfers:

                                 .  Class A-1 common stock may not be
                                    transferred until 180 days after the date of the pricing of the public offering;

                                 .  Class A-2 common stock may not be
                                    transferred until 360 days after the date of the pricing of the public offering; and

                                 .  Class A-3 common stock may not be
                                    transferred until 540 days after the date of the pricing of the public offering.

                           Permitted transfers include:

                                 .  Conversion transfers, which have the
                                    effect of allowing the shares to convert into shares of unrestricted Class B common stock;

                                 . Non-conversion transfers, which have the effect of retaining both the applicable restricted periods and the multiple voting rights; and

                                 . Charity transfers, which have the effect of retaining the applicable restricted periods but not the multiple voting rights.

                             In a conversion transfer, shares of Class A common stock, regardless of whether they represent shares of Class A-1, Class A-2 or Class A-3 common stock, will be converted into shares of unrestricted Class B common stock. Conversion transfers include:

                                 .  with respect to no more than 1,000,000
                                    shares of common stock donated and
                                    transferred, prior to May 25, 2001, to
                                    charitable organizations (including
                                    foundations, schools, colleges,
                                    universities, charitable remainder trusts and charitable lead trusts), sales by such charitable organizations following 90 days after the date of the pricing of the public offering;

                                 .  transfers to us; and

                                 . transfers approved as conversion transfers by our board of directors, including, without limitation:

                                     --transfers by Mr. Neubauer of up to 1.5
                                      million shares to private or public
                                      foundations and charities;

                                     --transfers upon the death of an employee
                                      stockholder in order to pay any estate
                                      taxes and expenses on a date as close as practicable to the tax payment date; or

                                     --transfers in the case of employee
                                      stockholder hardship (such as medical
                                      necessity, family emergencies, etc.).

                           During the first 180 days after the date of the pricing of the public offering, transfers approved by our board of directors as conversion transfers will be restricted by the lock-up arrangements with the underwriters. However, approved transfers by Mr. Neubauer of up to 1.5 million shares to private or public foundations and charities and approved transfers to pay estate taxes and expenses will not be restricted by the lock-up arrangements with the underwriters.

                           In a non-conversion transfer, shares of Class A common stock, regardless of whether they represent shares of Class A-1, Class A-2 or Class A-3 common stock, will not convert into shares of Class B common stock. Non-conversion transfers include:

                                 . transfers to and among family members of Class A stockholders and entities (including trusts, partnerships and limited liability companies) established for estate planning or educational purposes;

                                 .  bona fide pledges to us, a commercial
                                    bank, savings and loan institution or any other lending or financial institution as security for indebtedness of the holder of the shares of Class A common stock being pledged. The pledgee shall be bound by the applicable transfer restrictions; and

                                 .  transfers approved as non-conversion
                                    transfers by our board of directors.

                           During the first 180 days after the date of the pricing of the public offering, transfers approved by our board of directors as non-conversion transfers will be restricted by the lock-up arrangements with the underwriters.

                           In a charity transfer, shares of Class A-1, Class A-2 or Class A-3 common stock will convert into shares of Class B-1, Class B-2 and Class B-3 common stock. Charity transfers include transfers to charitable organizations (including foundations, schools, colleges, universities, charitable remainder trusts and charitable lead trusts).

                           Shares of Class B-1, Class B-2 and Class B-3 common stock are subject to the same transfer restrictions and have the benefit of the same exceptions for conversion transfers, non-conversion transfers and charity transfers, as appropriate, as shares of Class A-1, Class A-2 and Class A-3 common stock, respectively, but do not have multiple voting rights. At the conclusion of the applicable restricted periods, shares of Class B-1, Class B-2 and Class B-3 common stock convert into shares of unrestricted Class B common stock that are freely transferable.

                           Holders of restricted shares of Class A-1, Class A-2, Class A-3, Class B-1, Class B-2 and Class B-3 common stock are also prohibited from entering into any swap or other arrangement (including contracting to sell, selling, transferring, pledging, granting of any option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of any class of common stock, in each case other than permitted transfers. However if such person holds, during the entire time of the relevant transaction, shares with respect to which restricted periods have expired or do not apply, such transaction may involve only up to the number of such unrestricted shares.


Special Circumstances Not Deemed Transfers


   Our certificate of incorporation provides that the entering into of a voting, tender or like agreement or arrangement in connection with any of our shares or securities will not be deemed to constitute a transfer where such agreement or arrangement;


  . is entered into by a holder or holders of such shares or securities and one or more third parties in connection with a potential business combination involving us; and


  . has been approved by our board of directors prior to the entering into of such agreement or arrangement.




   We are agreeing that, without the prior written consent of Goldman, Sachs & Co. or J.P. Morgan Securities Inc., for a period of 180 days after the date of the pricing of the public offering, we will not take any action to enable or recognize any attempt by our directors, executive officers and other existing shareholders to enter into a voting, tender or like agreement or arrangement related to a business combination approved by our board of directors.

                           ARAMARK CORPORATE POLICY
                    Prohibition on Hedging Transactions on
                             ARAMARK Common Stock
                           During Restricted Periods

This policy is in addition to the transfer and hedging restrictions set forth in our charter that are applicable to all stockholders.

ARAMARK's corporate policy prohibits employees from entering into hedging transactions with respect to ARAMARK common stock during the 540-day period after the initial public offering.

A hedging transaction is any swap or other arrangement (including contracting to sell, selling, transferring, pledging, granting of any option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of ARAMARK common stock, at the same time the employee holds any restricted ARAMARK common stock, except for permitted transfers.

The following are permitted transfers and not prohibited:

        o sales of unrestricted ARAMARK common stock owned by the employee;
        o sale to ARAMARK in a tender offer or otherwise;
        o transfers approved by the Board of Directors;
        o transfers to and among specified family members of the transferor and entities (including trusts, partnerships and limited liability companies) established for estate planning or educational purposes subject to the transfer restrictions of the common stock;
        o bona fide pledges to (including margin loans from) ARAMARK, a commerical bank, a savings and loan institution or any other lending or financial institution as security for indebtedness of the holder of the shares being pledged;
        o transfers to charitable organizations (including foundations, schools, colleges, universities, charitable remainder trusts and charitable lead trusts);
        o transaction where the employee holds at least as many shares of unrestricted ARAMARK common stock as are involved in the transaction, and the employee continues to hold these unrestricted shares during the entire time of the transaction; and
        o Subject to the transfer restrictions and provisions of ARAMARK's certificate of incorporation, transactions approved by the General Counsel or his designee; if permitted.

Shares of restricted ARAMARK common stock are shares of Class A-1, B-1, A-2, B-2, A-3 or B-3, during the applicable restricted transfer period for those shares. Shares of unrestricted ARAMARK common stock are shares of class B common stock and shares of class A-1, B-1, A-2, B-2, A-3, or B-3 common stock, after the applicable restricted transfer period for those shares has expired.

It is ARAMARK's policy to enforce the prohibitions set forth above, and violations may result in disciplinary action, which could include dismissal.